Exhibit 99.1

Contact: Marshall Ames Investor Relations Lennar Corporation (305) 485-2092

FOR IMMEDIATE RELEASE

LENNAR APPOINTS JEFFREY SONNENFELD
TO THE BOARD OF DIRECTORS

MIAMI, September 30, 2005 -- Lennar Corporation (NYSE: LEN and LEN.B) announced that the Company’s Board of Directors has appointed Jeffrey Sonnenfeld, the Senior Associate Dean for Executive Programs and the Lester Crown Professor-in-the-Practice of Management for the Yale School of Management, to serve as an independent member of the Board.

Professor Sonnenfeld’s appointment increases the size of the Company’s Board to ten members, and increases the number of “independent” directors, as defined under the New York Stock Exchange Corporate Governance standards, to seven.

Professor Sonnenfeld, 51, is the Founder and President of The Chief Executive Leadership Institute of Yale University. The Institute is the nation’s first “CEO College” and each year brings together hundreds of CEOs, regulators, accounting professionals and shareholder activists for educational forums. The Institute is dedicated to the advancement of top leadership education and corporate governance through scholarly research and peer-driven educational programs.

“We are pleased to add an individual with Jeff Sonnenfeld’s outstanding experience and qualifications to our Board of Directors,” said Robert Strudler, Chairman of the Board of Directors of Lennar Corporation. “We believe that Jeff’s business acumen and experience, as well as his exceptional work in the areas of corporate governance and leadership development will provide our Company invaluable insight at a time when good governance is a priority for management, shareholders and the investment community.”

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Previously, Professor Sonnenfeld served as a Professor at the Goizueta Business School of Emory University. At Emory, Professor Sonnenfeld founded the Center for Leadership & Career Studies, which he directed for eight years. Before his service at Emory, Professor Sonnenfeld spent ten years as a professor at the Harvard Business School. His research, publications and consulting address issues of top leadership development, executive succession and board governance. Professor Sonnenfeld also comments on the human side of management as demonstrated by his authorship of What Makes Great Boards Great, a prominent article published by Harvard Business Review. His book, The Hero’s Farewell - What Happens When CEOs Retire (Oxford University Press), was celebrated by BusinessWeek and The Financial Times as the “standard new management book of the decade.” His research in corporate governance is demonstrated by his latest book, Leadership and Governance from the Inside Out (John Wiley & Sons).

Professor Sonnenfeld is an active consultant to boards and CEOs of major corporations on top leadership issues. He is also a frequent media commentator on matters of leadership and corporate governance.

Lennar Corporation, founded in 1954, is headquartered in Miami, Florida and is one of the nation's leading builders of quality homes for all generations, building affordable, move-up and retirement homes. The Company operates primarily under the Lennar and U.S. Home brand names and utilizes a Dual Marketing strategy consisting of the Everything's Included® and Design StudioSM programs. Lennar’s Financial Services Division provides mortgage financing, title insurance, closing services and insurance agency services for both buyers of the Company’s homes and others. Its Strategic Technologies Division provides high-speed Internet and cable television services to residents of the Company’s communities and others. Previous press releases may be obtained at www.lennar.com.

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